Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
412-434-3466
sminder@ppg.com
www.ppg.com/investor

PPG Initiates Global Restructuring, Targeting $125 Million in Annual Savings

Will take pretax charge of $190 million to $200 million in fourth quarter 2016

PITTSBURGH, Dec. 9, 2016 – PPG (NYSE:PPG) announced today that its board of directors approved significant and broad restructuring actions to reduce its global cost structure. The actions are focused on certain regions and end-use markets where business conditions are weakest, and they are targeting structural reductions in operating, functional and administrative costs.
“Because of continued slow overall growth in global demand, we are taking decisive action to adjust our cost structure,” said Michael H. McGarry, PPG chairman and chief executive officer. “These measures will better align our resources with anticipated ongoing business conditions and will keep PPG competitive in the end-markets in which we participate. Even with this broad effort to reduce our total costs, we remain committed to continued investment in growth-related initiatives and in geographies with continued growth potential.”
PPG will record a pretax restructuring charge of $190 million to $200 million, or 53-58 cents per diluted share, in the fourth quarter 2016, of which approximately $140 million represents cash costs and $50 million to $60 million is related to the write-down of certain assets and other non-cash costs. Of the approximately $140 million total cash outlay, about $110 million is expected in 2017, with the balance to occur in 2018.
In addition to the aforementioned pretax charge and cash costs, approximately $15 million of incremental restructuring-related cash costs are expected during 2017, for certain items that are required to be expensed on an as-incurred basis.
When completed, the company expects the restructuring actions to generate $120 million to $130 million in annual savings, with $40 million to $50 million of savings projected to be realized in 2017 and the remainder of the expected annual savings to be substantially realized by year-end 2018.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™

At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.8 billion in 2015. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to the timing of and ability to realize the anticipated cost savings from the restructuring initiatives, the amount of the anticipated earnings charge and the amount of the anticipated cash and severance costs of the restructuring actions. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including the actual cost of the restructuring actions and the ability to realize the expected cost savings within the anticipated time frame, and the other risks and uncertainties discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG Industries does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.
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